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FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2006 RESULTS

COLUMBUS, Ohio – May 4, 2006 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the first quarter ended March 31, 2006.

Net income for the quarter was $2,282,000, or $.23 per basic and $.22 per diluted share, compared with net income of $1,956,000, or $.20 per basic share and diluted share, in the first quarter of 2005. Total net sales for the first quarter of 2006 were $36,502,000, compared with $32,517,000 in the same quarter of 2005. The Company’s product sales increased 17% to $35,355,000, from $30,217,000, for the similar period in 2005 primarily due to the addition of the Batavia, Ohio operation, which was acquired in August 2005.

“We are pleased with the results of our first quarter,” said James L. Simonton, president and chief executive officer. “We have continued to focus on improving our operations and moving forward our strategic initiatives for growth. Our Batavia operation is beginning to show improvement and we will continue to focus on this operation over the balance of the year. We are also on plan with our previously announced $4.6 million expansion of our Columbus facility in preparation for new products, which are expected to launch in 2007.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this quarterly report: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2005 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended
	03/31/06	03/31/05
	(Unaudited)	(Unaudited)
Product Sales	$35,355	$30,218
Tooling Sales	1,147	2,299

Net Sales	36,502	32,517
Cost of Sales	29,674	26,116

Gross Margin	6,828	6,401
Selling, General and Admin. Expense	3,176	3,086

Operating Income	3,652	3,315
Interest Expense – Net	39	173

Income before Taxes	3,613	3,142
Income Tax Expense	1,331	1,186

Net Income	$2,282	$1,956

Net Income per Common Share
Basic	$0.23	$0.20

Diluted	$0.22	$0.20

Weighted Average Shares Outstanding:
Basic	10,047	9,781

Diluted	10,591	9,853

Condensed Balance Sheet (in thousands)
	As of	As of
	03/31/06	12/31/05

	(Unaudited)
Assets

Cash	$15,053	$9,414
Accounts Receivable	24,137	22,280
Inventories	7,281	7,295
Other Current Assets	4,564	3,913
Property, Plant & Equipment – net	24,499	23,670
Deferred Tax Asset – net	6,127	6,164
Other Assets	1,469	1,485

Total Assets	$83,130	$74,221

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,786	$1,776
Current Portion of Graduated lease payments and deferred gain	567	567
Accounts Payable	14,650	10,224
Accrued Liabilities and Other	9,678	7,484
Long-term Debt	9,144	9,695
Deferred Long-term Gain and Graduated Lease Payments	425	567
Post Retirement Benefits Liability	10,238	9,767
Stockholders’ Equity	36,642	34,141

Total Liabilities and Stockholders’ Equity	$83,130	$74,221